Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121642, 333-130787, and 333-152187 on Form S-8 and Registration No. 333-158778 on Form S-3 of our reports dated February 23, 2012, relating to the financial statements of Bill Barrett Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of new accounting guidance for the year ended December 31, 2009 for oil and gas reserves determination and disclosures), and the effectiveness of Bill Barrett Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 23, 2012